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                                                                      EXHIBIT 11

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
Primary:
  Net income applicable to common shares.................................  $69,269     $54,964
                                                                           ==========  ==========
  Shares:
     Weighted average common shares outstanding..........................   85,244      83,332
     Common equivalent shares applicable to stock options................    1,639       1,405
                                                                           --------    --------
                                                                                --          --
     Average number of shares outstanding and common equivalent shares...   86,883      84,737
                                                                           ==========  ==========
Primary earnings per common share and common equivalent share............     $.80        $.65
                                                                           ==========  ==========

Fully Diluted:
  Net income applicable to common shares.................................  $69,269     $54,964
                                                                           ==========  ==========
  Shares:
     Average number of common shares as adjusted for
       primary computation...............................................   86,883      84,737
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter...........................................      127
                                                                           --------    --------
                                                                                --          --
     Average number of shares outstanding on a fully diluted basis.......   87,010      84,737
                                                                           ==========  ==========
Earnings per common share assuming full dilution.........................     $.80        $.65
                                                                           ==========  ==========

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